Exhibit 99.1

First Connecticut Bancorp, Inc. Increases Quarterly Dividend

FARMINGTON, Conn., May 27, 2014 (GLOBE NEWSWIRE) -- First Connecticut Bancorp, Inc. (NASDAQ: FBNK) today announced that its Board of Directors has voted to increase its quarterly dividend to $0.04 per share, an increase of $0.01.  In making this announcement, John J. Patrick, Jr., Chairman, President & CEO said “The increase in dividend reflects the growth in earnings per share during the first quarter.  We are pleased to reward our shareholders with an increase in the cash dividend due to our profitability.”  Dividends will be payable on June 16, 2014 to all shareholders of record as of June 6, 2014.

First Connecticut Bancorp, Inc. is the holding company for Farmington Bank, a full-service community bank with 22 branch locations throughout central Connecticut. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank has assets of $2.2 billion. For more information about Farmington Bank, visit farmingtonbankct.com.

The First Connecticut Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11128

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They may or may not include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

CONTACT:     Jennifer H. Daukas
                Investor Relations Officer
                One Farm Glen Boulevard, Farmington, CT 06032
                P 860-284-6359 | F 860-409-3316
                jdaukas@farmingtonbankct.com
               farmingtonbankct.com

Source: First Connecticut Bancorp, Inc.